EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports Third Quarter 2015 Net Income of $47 million, or $0.69 per Diluted Share

Earnings increase 2 percent, led by positive operating leverage
Interest-only loan sale further improves balance sheet

Key Q3 Highlights

•	Positive operating leverage, led by a 1 percent increase in revenue and a 5 percent drop in expenses versus prior quarter

•	Interest-earning assets increased 3 percent from second quarter 2015, driven by loan growth; residential first mortgage loans rose 16 percent

•	Interest-only held-for-investment loans decreased $214 million and NPLs declined 3 percent versus prior quarter

•	Tier 1 leverage ratio remained strong at 11.7 percent

TROY, Mich. October 27, 2015 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported third quarter 2015 net income of $47 million, or $0.69 per diluted share, as compared to $46 million in the second quarter 2015, or $0.68 per diluted share, and a net loss of $28 million in the third quarter 2014, or a loss of $0.61 per diluted share.

"We are pleased with the solid results we were able to post again this quarter. Despite lower revenue from mortgage originations, we grew total revenue and reduced expenses, resulting in positive operating leverage," said Alessandro P. DiNello, president and chief executive officer of Flagstar Bancorp. "We’ve now posted four straight quarters of positive net income and operating leverage, a testament to the execution of our business plan."

"Additionally, on October 15, 2015, we sold $214 million of interest-only loans, after previously moving these loans to our held-for-sale portfolio in anticipation of this transaction. We’ve now sold $600 million of these assets this year. Despite these sales, we’ve been able to grow the earnings power of our balance sheet, reinvesting the proceeds from these sales into higher quality assets. Additionally, our level of nonperforming loans remains below pre-crisis levels."

"Our success has only strengthened our resolve in our business plan of growing our community bank, increasing the profitability of our mortgage originations, and building our mortgage sub-servicing business. We continue to make progress on the regulatory front and believe that we are on track for lifting the OCC consent order and redeeming our TARP preferred securities."

Third Quarter 2015 Highlights:

Income Statement Highlights
	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(Dollars in millions)
Consolidated Statements of Operations
Net interest income	$73	$73	$65	$61	$64
(Benefit) provision for loan losses	(1)	(13)	(4)	5	8
Noninterest income	128	126	119	98	85
Noninterest expense	131	138	138	139	179
Income (loss) before income taxes	71	74	50	15	(38)
Provision (benefit) for income taxes	24	28	18	4	(10)
Net income (loss)	$47	$46	$32	$11	$(28)

Income (loss) per share:
Basic	$0.70	$0.69	$0.43	$0.07	$(0.61)
Diluted	$0.69	$0.68	$0.43	$0.07	$(0.61)

Key Ratios
	Three Months Ended					Change (bps)
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	Seq	Yr/Yr
Net interest margin	2.75%	2.79%	2.75%	2.80%	2.91%	(4)	(16)
Return (loss) on average assets	1.52%	1.57%	1.16%	0.44%	(1.08)%	(5)	260
Return (loss) on average equity	12.41%	12.71%	8.85%	3.18%	(7.88)%	(30)	2029

Balance Sheet Highlights
	Three Months Ended					% Change
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet
Average interest-earning assets	$10,693	$10,367	$9,422	$8,725	$8,815	3%	21%
Average loans held-for-sale	2,200	2,218	1,842	1,687	1,629	(1)%	35%
Average loans held-for-investment	5,412	4,938	4,293	4,031	4,088	10%	32%
Average total deposits	8,260	7,736	7,368	7,146	7,047	7%	17%

Net Interest Income

Third quarter 2015 net interest income was unchanged at $73 million. The results were led by modest earning asset growth offset by a slight drop in net interest margin.

Net interest margin decreased 4 basis points to 2.75 percent for the third quarter 2015, as compared to 2.79 percent for the second quarter 2015. The decrease from the prior quarter was primarily driven by a lower yield on commercial loans held-for-investment (including warehouse loans) and higher interest on FHLB debt to match-fund long-term assets.

Average loans held-for-investment totaled $5.4 billion for the third quarter 2015, increasing $474 million, or 10 percent, compared to the second quarter 2015. Residential first mortgage loans grew $374 million, or 16 percent, as the Company retained more loan production on the balance sheet. Home equity lines of credit increased $83 million, or 25 percent, reflecting the acquisition of a loan portfolio in the second quarter 2015.

Average total deposits were $8.3 billion in the third quarter 2015, increasing $524 million, or 7 percent, from the prior quarter. Company-controlled deposits increased $380 million, or 24 percent, driven by the return of mortgage escrow deposits. Government deposits rose $124 million, or 13 percent, led by higher demand and savings deposits.

Provision for Loan Losses

The Company experienced a provision benefit in the third quarter 2015 from the transfer of interest-only and sale of lower performing loans. The benefit for loan losses totaled $1 million for the third quarter 2015, as compared to a benefit of $13 million for the second quarter 2015. During the third quarter 2015, the Company realized a $9 million net allowance release primarily related to loan sales.

Net charge-offs in the third quarter 2015 were $24 million, or 1.84 percent of applicable loans, compared to $18 million, or 1.49 percent of applicable loans in the prior quarter. The third quarter 2015 amount included $16 million of net charge-offs associated with the sale of $233 million unpaid principal balance of interest-only and lower performing loans. The second quarter 2015 amount included $15 million of net charge-offs associated with the sale of $456 million unpaid principal balance of interest-only and lower performing loans. Excluding loan sales in both quarters, net charge-offs in the third quarter 2015 were $8 million, or 0.61 percent of applicable loans, compared to $3 million, or 0.26 percent of applicable loans in the prior quarter.

Noninterest Income

Third quarter 2015 noninterest income increased $2 million, or 2 percent, to $128 million, as compared to $126 million for the second quarter 2015. The third quarter 2015 results were led by an increase in the net return on the mortgage servicing asset, the net gain on sale of assets and other noninterest income, partially offset by lower net gain on loan sales.

Third quarter 2015 net gain on loan sales decreased $15 million, or 18 percent, to $68 million, as compared to $83 million for the second quarter 2015. The decrease from the prior quarter reflected a drop in the gain on sale margin and lower fallout-adjusted locks. The net gain on loan sale margin fell 16 basis points to 1.05 percent for the third quarter 2015, as compared to 1.21 percent for the second quarter 2015, led by lower margins on government and refinance business. In the third quarter 2015, fallout-adjusted locks decreased 5 percent to $6.5 billion. The Company increased government and jumbo production to partially offset a drop in conventional volumes.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	Seq	Yr/Yr
	(Dollars in millions)
GOS margin (change in bps) (1)	1.05%	1.21%	1.27%	0.87%	0.83%	(16)	22
Gain on loan sales	$68	$83	$91	$53	$52	(18.1)%	30.8%
Mortgage rate lock commitments (fallout-adjusted) (2)	$6,495	$6,804	$7,185	$6,156	$6,304	(4.5)%	3.0%
Residential loans serviced (number of accounts - 000's) (3)	369	378	385	383	388	(2.4)%	(4.9)%
Capitalized value of mortgage servicing rights	1.12%	1.15%	1.03%	1.01%	1.08%	(3)	4
(1) Gain on sale margin is based on net gain on loan sales to fallout-adjusted mortgage rate lock commitments.
(2) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(3) Includes serviced for own loan portfolio, serviced for others and subserviced for others loans.

Net return on the mortgage servicing asset (including the impact of economic hedges of mortgage servicing rights) rose to $12 million for the third quarter 2015, as compared to $9 million for the second quarter 2015. The net return on the mortgage servicing asset improved $3 million from the prior quarter largely as the prior quarter had $5 million of elevated costs associated with sales in that quarter and the current quarter benefited $3 million from collections of contingencies held back by the purchaser relating to MSR sales in prior periods. These benefits were partially offset in the current quarter by the net impact of market-driven changes in the position.

Other noninterest income for the third quarter 2015 totaled $9 million, as compared to a loss of $1 million for the second quarter 2015. The $10 million improvement was the result of three main factors. First, the change in the fair value of the Company’s commitments to purchase HFI residential first mortgage loans improved $5 million due to a drop in interest rates at the end of the third quarter 2015, compared to an increase in rates at the end of the second quarter 2015; second, the change in fair value for HFI residential first mortgage loans carried under a fair value election was $3 million better due to the impact of the same change in interest rates; and finally, the fair value of HELOCs improved $2 million due to a $2 million charge in the prior quarter while certain of these loans were serviced by an outside servicer. At the end of the second quarter 2015, we exercised our clean-up call on part of this portfolio and its performance in the third quarter 2015 has been consistent with our expectations.

Noninterest Expense

Noninterest expense decreased $7 million, or 5 percent, to $131 million for the third quarter 2015, as compared to $138 million for the second quarter 2015. The third quarter 2015 results were led by a decrease in asset resolution expense and other noninterest expense, partially offset by higher legal and professional expense. The Company's efficiency ratio improved to 65.0 percent for the third quarter 2015 through careful expense management.

Compensation and benefits decreased $1 million, or 2 percent, to $58 million for the third quarter 2015, as compared to $59 million in the prior quarter.

Third quarter 2015 asset resolution expense declined $5 million, as compared to the second quarter 2015. The decrease largely reflected the positive impact of building a stronger balance sheet.

Legal and professional expenses were $10 million for the third quarter 2015, as compared to $8 million for the second quarter 2015. The $2 million increase was due to higher legal expense related to the execution of various non-agency loan sales and consulting fees on various projects to improve operational efficiency and risk management.

Other noninterest expenses for the third quarter 2015 totaled $13 million, as compared to $15 million for the second quarter 2015. The $2 million decrease from the prior quarter was related to lower advertising costs and regulatory-related expense.

Income Taxes

The third quarter 2015 provision for income taxes totaled $24 million, as compared to $28 million in the second quarter 2015. The effective tax rate in the third quarter 2015 was 34.4 percent, as compared to 37.2 percent in the second quarter 2015. The decline in the marginal tax rate in the third quarter 2015 resulted from the recognition of R&D tax credits and higher tax exempt income.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	3.7%	4.3%	5.7%	7.0%	7.6%	(60)	(390)
Charge-offs, net of recoveries	$24	$18	$41	$9	$13	33%	85%
Charge-offs, net of recoveries, adjusted (1)	$8	$3	$5	$6	$7	167%	14%
Total nonperforming loans held-for-investment	$63	$65	$84	$120	$107	(3)%	(41)%
Net charge-off ratio (annualized)	1.84%	1.49%	3.97%	0.91%	1.36%	35	48
Net charge-off ratio, adjusted (annualized) (1)	0.61%	0.26%	0.45%	0.60%	0.70%	35	(9)
Nonperforming loans to LHFI	1.15%	1.22%	1.81%	2.71%	2.56%	(7)	(141)
(1) Excludes charge-offs of $16 million, $15 million, $36 million, $3 million and $6 million related to the sale of nonperforming loans and TDRs during the three months ended September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014, and September 30, 2014, respectively.

The allowance for loan losses was $197 million at September 30, 2015, covering 3.7 percent of loans held-for-investment. The allowance for loan losses was $222 million at June 30, 2015, covering 4.3 percent of loans held-for-investment. The decrease in the allowance for loan losses in the third quarter 2015 was largely due to charge-offs and the allowance release related to the transfer of interest-only and sale of lower performing loans.

Third quarter 2015 net charge-offs were $24 million, representing 1.84 percent of applicable loans. This represented an increase of $6 million from the second quarter 2015 net charge-offs of $18 million, or 1.49 percent of applicable loans. Excluding loan sales in both quarters, net charge-offs in the third quarter 2015 were $8 million, or 0.61 percent, compared to $3 million, or 0.26 percent in the prior quarter. The increase was primarily due to $3 million of commercial loan charge-offs and $1 million of consumer charge-offs related to an operational change to partially charge-off loans when they are 180 days past the loan's maturity date, regardless of the delinquency status of the loan. The remaining $4 million of charge-offs accounted for 0.30 percent of applicable loans.

Nonperforming loans decreased to $63 million at September 30, 2015 from $65 million at June 30, 2015. The ratio of nonperforming loans to loans held-for-investment decreased to 1.15 percent at September 30, 2015 from 1.22 percent at June 30, 2015. At September 30, 2015, consumer loan delinquencies (30-89 days past due) totaled $21 million, or 64 basis points, an increase of 12 basis points from June 30, 2015 and a decrease of 131 basis points from the same period last year. There were no commercial loan delinquencies (30-89 days past due) at September 30, 2015.

Capital

Capital Ratios (Bancorp) (1)	Three Months Ended					Change (% / bps)
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	Seq	Yr/Yr
Total capital	21.64%	21.30%	22.61%	24.12%	24.35%	34	(271)
Tier 1 capital	20.32%	19.97%	21.26%	22.81%	23.03%	35	(271)
Tier 1 leverage	11.65%	11.47%	12.02%	12.59%	12.50%	18	(85)
Mortgage servicing rights to Tier 1 capital	21.1%	24.2%	22.2%	21.8%	24.9%	(310)	(380)
Book value per common share (change in percent)	$21.91	$20.98	$20.43	$19.64	$19.28	4.4%	13.6%
(1) On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior.

The Company's regulatory capital ratios remain well above current regulatory quantitative guidelines for "well-capitalized" institutions. At September 30, 2015, the Company had a Tier 1 leverage ratio of 11.65 percent, as compared to 11.47 percent at June 30, 2015. The increase in the ratio resulted from earnings retention and a lower deduction for net operating loss-related deferred tax assets. At September 30, 2015, the Company had a common equity-to-assets ratio of 9.88 percent.

Earnings Conference Call

As previously announced, the Company's third quarter 2015 earnings call will be held Tuesday, October 27, 2015 at 11 a.m. (ET).

To join the call, please dial (877) 719-9795 toll free or (719) 325-4751, and use passcode 908089. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode 908089.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com.
It will be archived on that site and will be available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $12.5 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, the largest bank headquartered in Michigan, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 14 retail centers in 10 states. Flagstar is the 10th largest national originator of mortgage loans and a top 20 mortgage servicer, handling payments and record keeping for over $74.3 billion home loans for nearly 370,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release includes non-GAAP financial measures such as the ratio of total nonperforming assets to Tier 1 capital (to adjusted total assets) and estimated Basel III ratios. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To mitigate these limitations, there are practices in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that the Company's performance is properly reflected to facilitate consistent period-to-period comparisons. Although the Company believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for those financial measures prepared in accordance with GAAP.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, conference call slides, or the Form 8-K related to this press release. Additional discussion of the use of non-GAAP measures can also be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents
Cash	$65	$52	$47	$44
Interest-earning deposits	130	194	89	63
Total cash and cash equivalents	195	246	136	107
Investment securities available-for-sale	1,150	2,272	1,672	1,378
Investment securities held-to-maturity	1,108	—	—	—
Loans held-for-sale	2,408	2,038	1,244	1,469
Loans with government guarantees	509	592	1,128	1,192
Loans held-for-investment, net
Loans held-for-investment	5,514	5,335	4,448	4,185
Less: allowance for loan losses	(197)	(222)	(297)	(301)
Total loans held-for-investment, net	5,317	5,113	4,151	3,884
Mortgage servicing rights	294	317	258	285
Federal Home Loan Bank stock	113	113	155	210
Premises and equipment, net	243	240	238	238
Net deferred tax asset	372	400	442	450
Other assets	810	808	416	412
Total assets	$12,519	$12,139	$9,840	$9,625
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$1,749	$1,417	$1,209	$1,299
Interest-bearing	6,388	6,231	5,860	5,935
Total deposits	8,137	7,648	7,069	7,234
Federal Home Loan Bank advances	2,024	2,198	514	150
Long-term debt	279	283	331	340
Representation and warranty reserve	45	48	53	57
Other liabilities	530	511	500	492
Total liabilities	11,015	10,688	8,467	8,273
Stockholders' Equity
Preferred stock	267	267	267	267
Common stock	1	1	1	1
Additional paid in capital	1,484	1,482	1,482	1,481
Accumulated other comprehensive income	12	8	8	(1)
Accumulated deficit	(260)	(307)	(385)	(396)
Total stockholders' equity	1,504	1,451	1,373	1,352
Total liabilities and stockholders' equity	$12,519	$12,139	$9,840	$9,625

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Third Quarter 2015 Compared to:
	Three Months Ended					Second Quarter 2015		Third Quarter 2014
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	Amount	Percent	Amount	Percent

Interest Income
Total interest income	$91	$90	$79	$72	$75	$1	1.1%	$16	21.3%
Total interest expense	18	17	14	11	11	1	5.9%	7	63.6%
Net interest income	73	73	65	61	64	—	—%	9	14.1%
(Benefit) provision for loan losses	(1)	(13)	(4)	5	8	12	(92.3)%	(9)	N/M
Net interest income after provision for loan losses	74	86	69	56	56	(12)	(14.0)%	18	32.1%
Noninterest Income
Net gain on loan sales	68	83	91	53	52	(15)	(18.1)%	16	30.8%
Loan fees and charges	17	19	17	17	19	(2)	(10.5)%	(2)	(10.5)%
Deposit fees and charges	7	6	6	6	6	1	16.7%	1	16.7%
Loan administration income	8	7	4	5	6	1	14.3%	2	33.3%
Net return (loss) on the mortgage servicing asset	12	9	(2)	2	1	3	33.3%	11	N/M
Net gain (loss) on sale of assets	1	(2)	—	2	5	3	N/M	(4)	(80.0)%
Representation and warranty benefit (provision)	6	5	2	6	(13)	1	20.0%	19	N/M
Other noninterest income (loss)	9	(1)	1	7	9	10	N/M	—	—%
Total noninterest income	128	126	119	98	85	2	1.6%	43	50.6%
Noninterest Expense
Compensation and benefits	58	59	61	59	54	(1)	(1.7)%	4	7.4%
Commissions	10	11	10	9	10	(1)	(9.1)%	—	—%
Occupancy and equipment	20	20	20	20	20	—	—%	—	—%
Asset resolution	—	5	8	13	14	(5)	N/M	(14)	N/M
Federal insurance premiums	6	6	6	5	6	—	—%	—	—%
Loan processing expense	14	14	12	11	10	—	—%	4	40.0%
Legal and professional expense	10	8	9	11	15	2	25.0%	(5)	(33.3)%
Other noninterest expense	13	15	12	11	50	(2)	(13.3)%	(37)	(74.0)%
Total noninterest expense	131	138	138	139	179	(7)	(5.1)%	(48)	(26.8)%
Income (loss) before income taxes	71	74	50	15	(38)	(3)	(4.1)%	109	N/M
Provision (benefit) for income taxes	24	28	18	4	(10)	(4)	(14.3)%	34	N/M
Net income (loss) from continuing operations	$47	$46	$32	$11	$(28)	$1	2.2%	$75	N/M
Income (loss) per share
Basic	$0.70	$0.69	$0.43	$0.07	$(0.61)	$0.01	1.4%	$1.31	N/M
Diluted	$0.69	$0.68	$0.43	$0.07	$(0.61)	$0.01	1.5%	$1.30	N/M
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Mortgage loans originated (1)	$7,876	$8,448	$7,187	$23,578	$18,004
Mortgage loans sold and securitized	$7,318	$7,571	$7,072	$21,143	$17,577
Interest rate spread (2)	2.56%	2.63%	2.79%	2.59%	2.84%
Net interest margin	2.75%	2.79%	2.91%	2.76%	2.95%
Average common shares outstanding	56,436,026	56,436,026	56,249,300	56,419,354	56,224,850
Average fully diluted shares outstanding	57,207,503	57,165,072	56,249,300	57,050,789	56,224,850
Average interest-earning assets	$10,693	$10,367	$8,815	$10,165	$8,345
Average interest-paying liabilities	$8,354	$8,265	$7,034	$8,044	$6,734
Average stockholders' equity	$1,510	$1,462	$1,402	$1,466	$1,410
Return (loss) on average assets	1.52%	1.57%	(1.08)%	1.43%	(1.10)%
Return (loss) on average equity	12.41%	12.71%	(7.88)%	11.36%	(7.66)%
Efficiency ratio	65.00%	69.62%	120.00%	69.63%	98.30%
Equity-to-assets ratio (average for the period)	12.27%	12.37%	13.68%	12.56%	14.39%
Charge-offs to average LHFI (3)	1.84%	1.49%	1.36%	2.34%	1.17%

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Book value per common share	$21.91	$20.98	$19.64	$19.28
Number of common shares outstanding	56,436,026	56,436,026	56,332,307	56,261,652
Mortgage loans subserviced for others	$42,282	$43,292	$46,724	$46,695
Mortgage loans serviced for others	$26,306	$27,679	$25,427	$26,378
Weighted average service fee (basis points)	28.3	27.4	27.2	26.8
Capitalized value of mortgage servicing rights	1.12%	1.15%	1.01%	1.08%
Mortgage servicing rights to Tier 1 capital	21.12%	24.20%	21.80%	24.90%
Ratio of allowance for loan losses to LHFI (3)	3.66%	4.31%	7.01%	7.60%
Ratio of nonperforming assets to total assets	0.64%	0.69%	1.41%	1.39%
Equity-to-assets ratio	12.01%	11.95%	13.95%	14.04%
Common equity-to-assets ratio	9.88%	9.76%	11.24%	11.27%
Number of bank branches	99	100	107	106
Number of FTE employees	2,677	2,713	2,739	2,725

(1)	Includes residential first mortgage and second mortgage loans.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(3)	Excludes loans carried under the fair value option.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income (loss)	$47	$46	$(28)	$125	$(80)
Less: preferred stock accretion	—	—	—	—	(1)
Net income (loss) from continuing operations	47	46	(28)	125	(81)
Deferred cumulative preferred stock dividends	(8)	(7)	(7)	(22)	(19)
Net income (loss) applicable to Common Stockholders	$39	$39	$(35)	$103	$(100)
Weighted Average Shares
Weighted average common shares outstanding	56,436,026	56,436,026	56,249,300	56,419,354	56,224,850
Effect of dilutive securities
Warrants	339,478	299,391	—	290,840	—
Stock-based awards	431,999	429,655	—	340,595	—
Weighted average diluted common shares	57,207,503	57,165,072	56,249,300	57,050,789	56,224,850
Earnings (loss) per common share
Net income (loss) applicable to Common Stockholders	$0.70	$0.69	$(0.61)	$1.82	$(1.79)
Effect of dilutive securities
Warrants	—	—	—	(0.01)	—
Stock-based awards	(0.01)	(0.01)	—	(0.01)	—
Diluted earnings (loss) per share	$0.69	$0.68	$(0.61)	$1.80	$(1.79)

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$2,200	$22	3.94%	$2,218	$21	3.80%	$1,629	$18	4.41%
Loans with government guarantees	547	5	3.37%	630	5	2.97%	1,215	8	2.50%
Loans held-for-investment
Consumer loans (1)	3,367	30	3.67%	2,913	27	3.74%	2,635	25	3.77%
Commercial loans (1)	2,045	20	3.80%	2,025	21	4.03%	1,453	14	3.69%
Total loans held-for-investment	5,412	50	3.72%	4,938	48	3.86%	4,088	39	3.74%
Investment securities	2,313	14	2.50%	2,350	15	2.55%	1,642	10	2.64%
Interest-earning deposits	221	—	0.53%	231	1	0.55%	241	—	0.25%
Total interest-earning assets	10,693	$91	3.42%	10,367	$90	3.42%	8,815	$75	3.39%
Other assets	1,612			1,444			1,438
Total assets	$12,305			$11,811			$10,253
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$429	$—	0.14%	$431	$—	0.14%	$421	$—	0.14%
Savings deposits	3,732	8	0.84%	3,752	8	0.83%	3,274	5	0.66%
Money market deposits	262	—	0.33%	242	—	0.26%	262	—	0.20%
Certificates of deposit	785	2	0.80%	763	2	0.71%	891	2	0.75%
Total retail deposits	5,208	10	0.75%	5,188	10	0.73%	4,848	7	0.61%
Government deposits
Demand deposits	286	—	0.39%	210	—	0.40%	218	—	0.39%
Savings deposits	445	1	0.52%	401	1	0.52%	378	1	0.53%
Certificates of deposit	335	—	0.40%	331	—	0.34%	344	—	0.35%
Total government deposits	1,066	1	0.45%	942	1	0.43%	940	1	0.43%
Total deposits	6,274	11	0.70%	6,130	11	0.68%	5,788	8	0.58%
Federal Home Loan Bank advances	1,795	5	1.17%	1,828	4	0.90%	998	1	0.23%
Other	285	2	2.51%	307	2	2.38%	248	2	2.69%
Total interest-bearing liabilities	8,354	18	0.86%	8,265	17	0.79%	7,034	11	0.60%
Noninterest-bearing deposits (2)	1,986			1,606			1,259
Other liabilities	455			478			558
Stockholders' equity	1,510			1,462			1,402
Total liabilities and stockholder's equity	$12,305			$11,811			$10,253
Net interest-earning assets	$2,339			$2,102			$1,781
Net interest income		$73			$73			$64
Interest rate spread (3)			2.56%			2.63%			2.79%
Net interest margin (4)			2.75%			2.79%			2.91%
Ratio of average interest-earning assets to interest-bearing liabilities			128.0%			125.4%			125.3%
Total average deposits	$8,260			$7,736			$7,047

(1)
Consumer loans include: residential first mortgage, second mortgage, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and warehouse lending loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2015			September 30, 2014
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate

Interest-Earning Assets
Loans held-for-sale	$2,088	$61	3.91%	$1,482	$47	4.26%
Loans with government guarantees	679	15	2.86%	1,241	24	2.53%
Loans held-for-investment
Consumer loans (1)	2,968	83	3.75%	2,739	79	3.86%
Commercial loans (1)	1,917	57	3.92%	1,217	35	3.74%
Total loans held-for-investment	4,885	140	3.82%	3,956	114	3.82%
Investment securities	2,260	43	2.54%	1,454	28	2.60%
Interest-earning deposits	253	1	0.50%	212	—	0.26%
Total interest-earning assets	10,165	$260	3.41%	8,345	$213	3.40%
Other assets	1,498			1,451
Total assets	$11,663			$9,796
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$428	$—	0.14%	$422	$1	0.14%
Savings deposits	3,683	22	0.81%	3,054	13	0.58%
Money market deposits	253	1	0.28%	269	—	0.19%
Certificates of deposit	778	4	0.73%	941	5	0.74%
Total retail deposits	5,142	27	0.72%	4,686	19	0.55%
Government deposits
Demand deposits	241	1	0.39%	166	—	0.38%
Savings deposits	406	1	0.52%	298	1	0.50%
Certificates of deposit	341	1	0.36%	341	1	0.32%
Total government deposits	988	3	0.44%	805	2	0.40%
Total deposits	6,130	30	0.67%	5,491	21	0.53%
Federal Home Loan Bank advances	1,597	13	1.05%	995	2	0.23%
Other	317	6	2.35%	248	5	2.68%
Total interest-bearing liabilities	8,044	49	0.81%	6,734	28	0.56%
Noninterest-bearing deposits (2)	1,661			1,105
Other liabilities	492			547
Stockholders' equity	1,466			1,410
Total liabilities and stockholder's equity	$11,663			$9,796
Net interest-earning assets	$2,121			$1,611
Net interest income		$211			$185
Interest rate spread (3)			2.59%			2.84%
Net interest margin (4)			2.76%			2.95%
Ratio of average interest-earning assets to interest-bearing liabilities			126.4%			123.9%
Total average deposits	$7,791			$6,596

(1)
Consumer loans include: residential first mortgage, second mortgage, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and warehouse lending loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Gain on Loan Sales
(Dollars in millions)
(Unaudited)

	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(Dollars in millions)
Net gain on loan sales	$68	$83	$91	$53	$52
Mortgage rate lock commitments (gross)	$8,025	$8,400	$9,035	$7,605	$7,713
Loans sold and securitized	$7,318	$7,571	$6,254	$6,831	$7,072
Net margin on loan sales	0.93%	1.09%	1.46%	0.78%	0.74%
Mortgage rate lock commitments (fallout-adjusted) (1)	$6,495	$6,804	$7,185	$6,156	$6,304
Net margin on mortgage rate lock commitments (fallout-adjusted) (1)	1.05%	1.21%	1.27%	0.87%	0.83%

	Nine Months Ended
	September 30, 2015	September 30, 2014
	(Dollars in millions)
Net gain on loan sales	$242	$152
Mortgage rate lock commitments (gross)	$25,460	$21,941
Loans sold and securitized	$21,143	$17,577
Net margin on loan sales	1.14%	0.87%
Mortgage rate lock commitments (fallout-adjusted) (1)	$20,484	$17,851
Net margin on mortgage rate lock commitments (fallout-adjusted) (1)	1.18%	0.85%

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout-adjusted mortgage rate lock commitments.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,393	11.65%	$1,309	11.47%	$1,257	12.02%	$1,184	12.59%	$1,146	12.50%
Total adjusted tangible asset base	$11,957		$11,406		$10,453		$9,403		$9,173
Tier 1 common equity (to risk weighted assets) (1)	$1,024	14.93%	$954	14.56%	$909	15.38%	N/A	N/A	N/A	N/A
Tier 1 capital (to risk weighted assets) (1)	$1,393	20.32%	$1,309	19.97%	$1,257	21.26%	$1,184	22.81%	$1,146	23.03%
Total capital (to risk weighted assets)	1,483	21.64%	1,396	21.30%	1,336	22.61%	1,252	24.12%	1,212	24.35%
Risk weighted asset base	$6,857		$6,553		$5,909		$5,190		$4,978

(1)
On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior.

N/A - Not applicable.

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,426	11.91%	$1,337	11.70%	$1,278	12.21%	$1,167	12.43%	$1,134	12.38%
Total adjusted tangible asset base	$11,975		$11,424		$10,471		$9,392		$9,162
Tier 1 common equity (to risk weighted assets) (1)	$1,426	20.75%	$1,337	20.35%	$1,278	21.58%	N/A	N/A	N/A	N/A
Tier 1 capital (to risk weighted assets) (1)	$1,426	20.75%	$1,337	20.35%	$1,278	21.58%	$1,167	22.54%	$1,134	22.84%
Total capital (to risk weighted assets)	1,516	22.05%	1,423	21.66%	1,357	22.91%	1,235	23.85%	1,199	24.14%
Risk weighted asset base	$6,874		$6,570		$5,925		$5,179		$4,968

(1)
On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior.

N/A - Not applicable.

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	September 30, 2015		June 30, 2015		September 30, 2014
Consumer loans
Mortgage (1)	$7,876	97.9%	$8,448	99.1%	$7,187	98.8%
Other consumer (2)	39	0.5%	33	0.4%	29	0.4%
Total consumer loans	7,915	98.4%	8,481	99.5%	7,216	99.2%
Commercial loans (3)	131	1.6%	40	0.5%	55	0.8%
Total loan originations	$8,046	100.0%	$8,521	100.0%	$7,271	100.0%

	Nine Months Ended
	September 30, 2015		September 30, 2014
Mortgage (1)	$23,578	98.7%	$18,004	97.9%
Other consumer (2)	93	0.4%	67	0.4%
Total consumer loans	23,671	99.1%	18,071	98.3%
Commercial loans (3)	209	0.9%	321	1.7%
Total loan originations	$23,880	100.0%	$18,392	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate and commercial and industrial loans.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	September 30, 2015		June 30, 2015		December 31, 2014		September 30, 2014
Consumer loans
Residential first mortgage	$2,726	49.5%	$2,495	46.7%	$2,193	49.2%	$2,224	53.1%
Second mortgage	140	2.5%	143	2.7%	149	3.4%	154	3.7%
HELOC	405	7.3%	422	7.9%	257	5.8%	262	6.3%
Other	32	0.6%	31	0.6%	31	0.7%	32	0.8%
Total consumer loans	3,303	59.9%	3,091	57.9%	2,630	59.1%	2,672	63.9%
Commercial loans
Commercial real estate	707	12.8%	629	11.8%	620	13.9%	567	13.5%
Commercial and industrial	493	8.9%	412	7.7%	429	9.7%	351	8.4%
Warehouse lending	1,011	18.4%	1,203	22.6%	769	17.3%	595	14.2%
Total commercial loans	2,211	40.1%	2,244	42.1%	1,818	40.9%	1,513	36.1%
Total loans held-for-investment	$5,514	100.0%	$5,335	100.0%	$4,448	100.0%	$4,185	100.0%

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	September 30, 2015		June 30, 2015		December 31, 2014		September 30, 2014
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$5,707	29,764	$5,211	28,106	$4,521	26,268	$5,062	26,671
Serviced for others	26,306	118,702	27,679	124,299	25,427	117,881	26,378	122,788
Subserviced for others (2)	42,282	220,648	43,292	225,268	46,724	238,498	46,695	238,425
Total residential loans serviced	$74,295	369,114	$76,182	377,673	$76,672	382,647	$78,135	387,884

(1)
Includes loans held-for-investment (residential first mortgage, second mortgage and HELOC), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(2)	Does not include temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Beginning balance	$222	$253	$306	$297	$207
Provision (release) for loan losses	(1)	(13)	8	(18)	127
Charge-offs
Consumer loans
Residential first mortgage	(21)	(19)	(12)	(80)	(29)
Second mortgage	(1)	(1)	(1)	(2)	(3)
HELOC	(1)	—	(1)	(2)	(5)
Other	(1)	(1)	(1)	(3)	(2)
Total consumer loans	(24)	(21)	(15)	(87)	(39)
Commercial loans
Commercial real estate	—	—	—	—	(2)
Commercial and industrial	(3)	—	—	(3)	—
Total commercial loans	(3)	—	—	(3)	(2)
Total charge-offs	(27)	(21)	(15)	(90)	(41)
Recoveries
Consumer loans
Residential first mortgage	1	1	1	3	3
Second mortgage	1	1	—	1	—
Other	1	1	1	2	2
Total consumer loans	3	3	2	6	5
Commercial loans
Commercial real estate	—	—	—	2	3
Total commercial loans	—	—	—	2	3
Total recoveries	3	3	2	8	8
Charge-offs, net of recoveries	(24)	(18)	(13)	(82)	(33)
Ending balance	$197	$222	$301	$197	$301
Net charge-off ratio (annualized) (1)	1.84%	1.49%	1.36%	2.34%	1.17%
Net charge-off ratio, adjusted (annualized) (1)(2)	0.61%	0.26%	0.70%	0.43%	0.87%
Net charge-off ratio (annualized) by loan type (1)
Residential first mortgage	2.9%	2.9%	1.9%	4.3%	1.4%
Second mortgage	1.0%	1.0%	1.8%	1.7%	3.3%
HELOC and consumer	1.4%	0.4%	2.9%	1.3%	4.2%
Commercial real estate	—%	(0.2)%	0.4%	(0.4)%	(0.2)%
Commercial and industrial	2.7%	0.2%	—%	1.0%	(0.1)%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $16 million, $15 million and $6 million, related to the sale of nonperforming loans and TDRs during the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively, and $67 million and $8 million during the nine months ended September 30, 2015 and 2014, respectively.

Representation and Warranty Reserve
(Dollars in millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Balance, beginning of period	$48	$53	$50	$53	$54
Provision (release)
Charged to gain on sale for current loan sales	2	2	2	6	5
Charged to representation and warranty (benefit) provision	(6)	(5)	13	(13)	16
Total	(4)	(3)	15	(7)	21
Charge-offs, net	1	(2)	(8)	(1)	(18)
Balance, end of period	$45	$48	$57	$45	$57

Composition of Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

September 30, 2015	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$108	$21	$129
Second mortgage	6	7	13
HELOC	22	1	23
Other	1	—	1
Total consumer loans	137	29	166
Commercial loans
Commercial real estate	13	—	13
Commercial and industrial	14	—	14
Warehouse lending	4	—	4
Total commercial loans	31	—	31
Total allowance for loan losses	$168	$29	$197

June 30, 2015	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$137	$14	$151
Second mortgage	6	8	14
HELOC	24	1	25
Other	1	—	1
Total consumer loans	168	23	191
Commercial loans
Commercial real estate	15	—	15
Commercial and industrial	12	—	12
Warehouse lending	4	—	4
Total commercial loans	31	—	31
Total allowance for loan losses	$199	$23	$222

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Nonperforming loans	$37	$41	$74	$72
Nonperforming TDRs	6	11	29	18
Nonperforming TDRs at inception but performing for less than six months	20	13	17	17
Total nonperforming loans held-for-investment	63	65	120	107
Real estate and other nonperforming assets, net	17	18	19	27
Nonperforming assets held-for-investment, net (1)	$80	$83	$139	$134

Ratio of nonperforming assets to total assets	0.64%	0.69%	1.41%	1.39%
Ratio of nonperforming loans held-for-investment to loans held-for-investment	1.15%	1.22%	2.71%	2.56%
Ratio of nonperforming assets to loans held-for-investment and repossessed assets	1.45%	1.55%	3.12%	3.18%

(1)
Does not include nonperforming loans held-for-sale of $14 million, $14 million, $15 million and $15 million at September 30, 2015, June 30, 2015, December 31, 2014 and September 30, 2014, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
September 30, 2015
Consumer loans	$13	$8	$60	$81	$3,303
Commercial loans	—	—	3	3	2,211
Total loans	$13	$8	$63	$84	$5,514
June 30, 2015
Consumer loans	$10	$6	$65	$81	$3,091
Commercial loans	—	—	—	—	2,244
Total loans	$10	$6	$65	$81	$5,335
December 31, 2014
Consumer loans	$34	$10	$120	$164	$2,630
Commercial loans	—	—	—	—	1,818
Total loans	$34	$10	$120	$164	$4,448
September 30, 2014
Consumer loans	40	12	107	$159	$2,672
Commercial loans	6	—	—	6	1,513
Total loans	$46	$12	$107	$165	$4,185

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Nonperforming TDRs at inception but performing for less than six months	Total
September 30, 2015
Consumer loans	$97	$6	$20	$123
Commercial loans	—	—	—	—
Total TDR loans	$97	$6	$20	$123
June 30, 2015
Consumer loans	$108	$11	$13	$132
Commercial loans	—	—	—	—
Total TDR loans	$108	$11	$13	$132
December 31, 2014
Consumer loans	$361	$29	$17	$407
Commercial loans	1	—	—	1
Total TDR loans	$362	$29	$17	$408
September 30, 2014
Consumer loans	$365	$18	$17	$400
Commercial loans	1	—	—	1
Total TDR loans	$366	$18	$17	$401

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Nonperforming assets / Tier 1 + Allowance for Loan Losses. The ratio of nonperforming assets to Tier 1 capital and allowance for loan losses divides the total level of nonperforming assets held for investment by Tier 1 capital (to adjusted total assets), as defined by bank regulations, plus allowance for loan losses. We believe these measurements are meaningful measures of capital adequacy used by investors, regulators, management, and others to evaluate the adequacy of capital in comparison to other companies within the industry.

	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Nonperforming assets / Tier 1 capital + allowance for loan losses	(Dollars in millions) (Unaudited)
Nonperforming assets	$80	$83	$139	$134
Tier 1 capital	1,393	1,309	1,184	1,146
Allowance for loan losses	(197)	(222)	(297)	(301)
Tier 1 capital + allowance for loan losses	$1,590	$1,531	$1,481	$1,447
Nonperforming assets / Tier 1 capital + allowance for loan losses	5.0%	5.4%	9.4%	9.3%

Basel III (transitional) to Basel III (fully phased-in) reconciliation. On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior. When fully phased-in, Basel III will increase capital requirements through higher minimum capital levels as well as through increases in risk-weights for certain exposures. Additionally, the final Basel III rules place greater emphasis on common equity. In October 2013, the OCC and Federal Reserve released final rules detailing the U.S. implementation of Basel III and the application of the risk-based and leverage capital rules to top-tier savings and loan holding companies. We have transitioned to the Basel III framework beginning in January 2015 and are subject to a phase-in period extending through 2018. Accordingly, the calculations provided below are estimates. These measures are considered to be non-GAAP financial measures because they are not formally defined by GAAP and the Basel III implementation regulations will not be fully phased-in until January 1, 2019. The regulations are subject to change as clarifying guidance becomes available and the calculations currently include our interpretations of the requirements including informal feedback received through the regulatory process. Other entities may calculate the Basel III ratios differently from ours based on their interpretation of the guidelines. Since analysts and banking regulators may assess our capital adequacy using the Basel III framework, we believe that it is useful to provide investors information enabling them to assess our capital adequacy on the same basis.

September 30, 2015	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
	(Dollars in millions) (Unaudited)
Flagstar Bancorp (the Company)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III (transitional)	$1,024	$1,393	$1,393	$1,483
Increased deductions related to deferred tax assets, mortgage servicing assets, and other capital components	(373)	(237)	(237)	(236)
Basel III (fully phased-in) capital (1)	$651	$1,156	$1,156	$1,247
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III assets (transitional)	$6,857	$11,957	$6,857	$6,857
Net change in assets	(94)	(237)	(94)	(94)
Basel III (fully phased-in) assets (1)	$6,763	$11,720	$6,763	$6,763
Capital ratios
Basel III (transitional)	14.93%	11.65%	20.32%	21.64%
Basel III (fully phased-in) (1)	9.61%	9.87%	17.11%	18.44%

(1)
On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.

September 30, 2015	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Bank)	(Dollars in millions) (Unaudited)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III (transitional)	$1,426	$1,426	$1,426	$1,516
Increased deductions related to deferred tax assets, mortgage servicing assets, and other capital components	(173)	(173)	(173)	(173)
Basel III (fully phased-in) capital (1)	$1,253	$1,253	$1,253	$1,343
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III assets (transitional)	$6,874	$11,975	$6,874	$6,874
Net change in assets	107	(173)	107	107
Basel III (fully phased-in) assets (1)	$6,981	$11,802	$6,981	$6,981
Capital ratios
Basel III (transitional)	20.75%	11.91%	20.75%	22.05%
Basel III (fully phased-in) (1)	17.95%	10.62%	17.95%	19.23%

(1)
On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014.